 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 16th Street, Suite 310 Denver, CO		80202
(Address of principal executive offices)		(Zip Code)
(720) 457-6060
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 27, 2015, American Midstream Partners, LP (the “Partnership”) entered into the Fifth Amendment to its Fourth Amended and Restated Agreement of Limited Partnership (the “LPA Amendment”). The LPA Amendment grants the Partnership the right (the “Call Right”) to require the holders of the Partnership’s Series A-2 Convertible Preferred Units (the “Series A-2 Holders” and such preferred units, the “Series A-2 Units”) to sell, assign and transfer all or a portion of the then outstanding Series A-2 Units to the Partnership for a purchase price of $17.50 per Series A-2 Unit (subject to appropriate adjustment for any equity distribution, subdivision or combination of equity interests in the Partnership). The Partnership may exercise the Call Right at any time after January 1, 2016, in connection with the Partnership’s or its affiliate’s acquisition of assets or equity from ArclightEnergy Partners Fund V, L.P., or one of its affiliates, for a purchase price in excess of $100 million.

The Partnership may not exercise the Call Right with respect to any Series A-2 Units that a Series A-2 Holder has elected to convert into common units representing limited partner interests in the Partnership on or prior to the date the Partnership has provided notice of its intent to exercise its Call Right, and may not exercise the Call Right if doing so would violate applicable law or result in a default under any financing agreement or obligation of the Partnership or its affiliates.

The description of the LPA Amendment contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by reference to the full text of the LPA Amendment, which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

3.1	Amendment No. 5 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated July 27, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ William B. Mathews
Name:	William B. Mathews
Title:	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
July 28, 2015

EXHIBITS INDEX

Exhibit Number	Description

3.1	Amendment No. 5 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated July 27, 2015